SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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              Rule 14a-6(e)(2))
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         [ ]  Soliciting Material Pursuant to (ss.) 240.14a-11(c) or
              (ss.) 240.14a-12

                Bull & Bear U.S. Government Securities Fund, Inc.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notes:


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                BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.



Dear Fellow Shareholders,

         If you have not voted, or if you voted using a blue card, it is important that you vote now using the enclosed WHITE proxy card. This is because the latest proxy card received controls and revokes any prior submitted card.

         Here's why:

o The Fund has filed suit  against  Karpus  alleging  that  Karpus has  violated
Section 16(b) under the Securities Exchange Act of 1934. The suit also seeks a declaration that Karpus has violated Section 12(d)(1)(A) of the Investment Company Act of 1940. The Fund is seeking the disgorgement of Karpus' profits, realized as an insider, on short swing trading of the Fund's stock, which Karpus has refused to pay the Fund. Further, by seeking in its suit a declaration that the Fund has properly denied Karpus access to its shareholder list, the Fund has sought to avoid further and future damage to the liquidity and integrity of the national market for the Fund's shares which has been and would continue to be compromised as a result from Karpus' past and potential illegal trading in the Fund's stock. The Fund is seeking to recover Karpus' profits for the benefit of the Fund and all of its shareholders.

o Karpus has stated that it now seeks "reimbursement" from the Fund of an estimated $140,000 plus expenses for its failed 1997 takeover fight and the 1998 Meeting of Stockholders. The Board of Directors believes that should Karpus get control of the Fund, Karpus will force the Fund to pay it and its advisory clients at least $140,000 plus expenses. As long as Karpus is not in control, the Fund will refuse to reimburse Karpus for any amount.

o Karpus is against the Fund's high dividend distribution rate. The Board of Directors of the Fund believes the managed 8% dividend distribution rate, which may include a return of capital, is important to shareholders.

         It is important that you vote using the enclosed WHITE proxy card. Please do not use the blue card you may receive from Karpus. Thank you for your support.

         In addition, we wish to bring a correction to your attention:

o In earlier correspondence to you we advised you that the Fund's 12-month yield, which included a return of capital, for the period ended October 31, 1998 was 8.85% ranking the Fund 2nd of 25 closed end government bond funds tracked by Morningstar, Inc. Without including return of capital, the Fund's yield for the period was 6.32% and the Fund would have ranked 10th out of all such funds. If this correction causes you to change your prior vote, you may do so by submitting a new proxy card.

                                Very truly yours,


                             The Board of Directors